EXHIBIT 5.1


INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
2 CUPANIA CIRCLE
MONTEREY PARK, CA  91755
                                                 Employer Identification Number:
Date:    Feb 10 1994                                  94-1444797
                                                 File Folder Number:
                                                      931002700
CONSOLIDATED FREIGHTWAYS CORP.                   Person to Contact:
  OF DELAWARE                                         NAN CHYO
1717 NW 21st STREET                              Contact Telephone Number:
PORTLAND, OR  97209-1797                             (213) 725-0164
                                                 Plan Name:
                                                    CF MOTORFREIGHT SAVINGS PLAN

                                                 Plan Number:  004


Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated 020894. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the plan adopted on 012193.
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CONSOLIDATED FREIGHTWAYS CORP.


     This letter is based upon the certification and demonstrations you submitted pursuant to Revenue Procedure 91-66. Therefore, the certification and demonstrations are considered an integral part of this letter. Accordingly, YOU MUST KEEP A COPY OF THESE DOCUMENTS AS A PERMANENT RECORD OR YOU WILL NOT BE ABLE TO RELY ON THE ISSUES DESCRIBED IN REVENUE PROCEDURE 91-66.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                       Sincerely yours,

                                       RICHARD R. OROSCO

                                       Richard R. Orosco
                                       District Director

Enclosures:
Publication 794
Addendum

                                                              Letter 835 (DO/CG)

CONSOLIDATED FREIGHTWAYS CORP.


This plan also satisfies the requirements of Code section 401(k).




                                                              Letter 835 (DO/CG)